Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We have issued our reports dated November 3, 2008 with respect to the consolidated financial statements, schedules, and internal control over financial reporting included in the Annual Report of Insteel Industries, Inc. on Form 10-K for the years ended September 27, 2008, September 29, 2007 and September 30, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Insteel Industries, Inc. on Forms S-8 (File No. 033-61887, File No. 33-61889, File No. 333-48011, File No 333-30934, and File No. 333-123325.
/s/ Grant Thornton LLP
Greensboro, North Carolina
November 3, 2008

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